Exhibit (a)(1)(A)(ii)

Supplement No. 2 to

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificate

(each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

By

Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387, Ventura Capital Privado, S.A. de C.V., Javier Molinar Horcasitas and Enrique Castillo Sanchéz Mejorada

October 08, 2013

This Supplement No. 2 (this “Supplement”) amends and supplements, as set forth below, the U.S. Offer to Purchase, dated August 23, 2013 (which, together with any amendments and supplements thereto, collectively constitute the “U.S. Offer” or “U.S. Offer to Purchase”), relating to the offer by Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust Number 1387, (“Trust”), Ventura Capital Privado, S.A. de C.V. (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique Castillo” and together with the Trust, Ventura Capital and Javier Molinar, the “Purchasers”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the date thereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares.

In Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”), the Purchasers offered to purchase all of the outstanding Shares and CPOs of Maxcom.  The Mexican Offer was made on substantially the same terms and at the same prices as the U.S. Offer.

This Supplement should be read together with the U.S. Offer to Purchase and the related ADS Letter of Transmittal. All references to and requirements regarding the U.S. Offer to Purchase shall be deemed to refer to the U.S. Offer to Purchase as amended and supplemented by this Supplement. Except as set forth herein, this Supplement does not modify any of the terms and conditions of the U.S. Offer to Purchase.

Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

GEORGESON

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll-Free: (866) 296-6841

Call Collect: (212) 440-9800

1. The following language is added as a new paragraph to the cover page of the U.S. Offer to Purchase (“U.S. Offer”):

“On September 27, 2013, the Purchasers issued a press release announcing the final results of the U.S. Offer that expired at 12:00 midnight, New York City time, on September 26, 2013. The information set forth in such press release is incorporated herein by reference.”